Exhibit 10.83

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TTEC Services Corporation (the “Company”), a wholly owned subsidiary of TTEC Holdings, Inc., a Delaware corporation (“TTEC Parent”), and Dustin J. Semach ("Executive" or “Semach”), each a “Party” and together the “Parties.” This Agreement is executed to be effective as of November 9, 2021 (“Effective Date”).

Whereas, Mr. Semach joined TSC in December, 2020 and is currently employed as Global CFO overseeing the finance function for TTEC parent. In this role he is a member of the TTEC Parent executive leadership team (known as the “Executive Committee” or the “EC”) and reports to TTEC Parent company’s Chief Financial & Administrative Officer, Ms. Regina M. Paolillo (“Paolillo”).

Whereas, Mr. Semach currently is an employee at-will and does not have an employment agreement with TTEC Parent or TSC; and whereas in connection with his appointment to a new role, it is the desire of TTEC Parent and the Compensation Committee of the TTEC Board of Directors (“Compensation Committee”) that Mr. Semach should have formal contractual employment arrangements with the Company, and that such arrangements shall be approved by the Compensation Committee;

Now Therefore, the purpose of this Agreement is to document formally the terms and conditions of Mr. Semach’s employment with the Company and to have such terms and the Agreement approved by the Compensation Committee as of the Effective Date.

1.   Appointment.

a.        TTEC Parent hereby appoints Mr. Semach as Chief Financial Officer for TTEC Parent (the “CFO”) and vests him with all relevant executive responsibilities, authority and accountability consistent with a public company chief financial officer. In this role, the Executive will report to the TTEC Chief Executive Officer (“CEO”). For purposes of relevant U.S. federal securities laws, the CFO is a public company executive officer (known as “Section 16 Officer”), which subjects the Executive to all of the various compliance requirements appropriate for Section 16 Officers as reflected in TTEC’s Directors and Executive Officers U.S. Securities Law Handbook incorporated herein by reference.

b.        The Executive shall devote his full-time and best efforts to the performance of all duties contemplated by his role and responsibilities, and as assigned to from time to time by the TTEC CEO and his delegates. Unless otherwise specifically authorized in writing by TTEC Parent, Executive shall not engage in any other business activity, or otherwise be employed by any other company other than TTEC’s subsidiaries. Notwithstanding the foregoing, Mr. Semach is not precluded by the terms of this Agreement from serving on boards of directors of non-competitor companies or not-for-profit organizations with TTEC Parent’s prior written approval.

c.        Mr. Semach shall render services to TTEC Parent as necessary and desirable to protect and advance the best interests of TTEC Parent and all its affiliated companies, acting at all times, in accordance with TTEC Ethics Code: How TTEC Does Business (or a successor code of conduct document, collectively “TTEC Ethics Code”), included in this Agreement as Exhibit A, the Ethics Code for Executive and Senior Financial Officers, included in this Agreement as Exhibit B, and in accordance with all other material policies and procedures.

d.        Mr. Semach’s role may require extensive travel and Mr. Semach understands and agrees that such travel is a material part of his responsibilities, subject to current health and safety recommendations of local government authorities and travel restrictions that may be in effect from time to time. Mr. Semach shall travel in accordance with TTEC Parent travel policy.

e.        Notwithstanding other provisions in this Agreement, but subject to the reasonable interpretation of provisions of Paragraph 5(j) (on “Constructive Termination”), Mr. Semach understands and agrees that his role and responsibilities may change over time in the best interest of the business, and TTEC Parent reserves the right to assign to Mr. Semach different and/or additional roles and assignments that best serve the business.

f.         The Effective Date of this Agreement notwithstanding, Executive’s tenure for purposes of all benefits and otherwise shall date back to his original hire date with the Company on December 7, 2020.

g.        Relocation. Executive understands and agrees that the role of TTEC’s CFO is based at the Company's HQ in Colorado. By accepting this employment Executive agrees to relocate from his current state of residence to greater metropolitan area of Denver in the state of Colorado by a mutually agreed date.

Once the Executive’s move is scheduled, the Company will provide the Executive a $125,000 lump sum allowance for relocation purposes, net of any reimbursable relocation expenses, including gross up for tax purposes, if any. All relocation expenses to be incurred and submitted in accordance with the Company's relocation policies and procedures. In the event the Executive’s employment ends for any reason other than termination by the Company without Cause or by the Executive for Good Reason within one-year following the relocation to Denver, Executive agrees to reimburse the relocation expenses and relocation lump sum payment to Company on a pro-rata basis.

2.	Compensation.

a.       Salary and Periodic Salary Review. As of the Effective Date, the Executive’s base salary is $400,000 (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings. The Base Salary may be periodically reviewed and adjusted, at CEO’s and Compensation Committee’s discretion, to appropriately reflect the Executive’s role in the business, the contribution of the role, and the market pay for such role in accordance with TTEC Parent standard compensation review practices. Notwithstanding the foregoing, nothing in this Agreement provides assurances that the Executive’s salary will be increased from time to time.

b.        Variable Incentive Compensation (annual cash bonus). Mr. Semach shall be eligible to participate in TTEC annual performance-based cash incentive program, currently referred to as TTEC Variable Incentive Plan (“VIP”) for fiscal year 2021 and every year of employment thereafter. The Executive’s annual VIP opportunity shall be $400,000 tied to the annual TTEC Parent company’s performance targets and goals of the business, as set by TTEC CEO and the Board.

c.        Equity Incentive Compensation (equity compensation). the Executive is also eligible to participate in TTEC’s equity incentive program, designed to provide long term incentives for senior executives of TTEC Parent and align their interests with the interest of TTEC company stockholders. Currently, TTEC offers its equity grants in the form of restricted stock units (the “RSUs) and performance restricted stock units (“PRSUs”) vesting over a period of years. Until and unless modified by the Compensation Committee of the Board, the Executive shall be eligible for an annual equity grant opportunity of $400,000 in fair market value of TTEC equity, based on the market value of the equity at the time of the grant.

The RSUs/PRSUs are granted under the terms of grant-specific agreements that are approved by the Compensation Committee of the Board from time to time (“Equity Agreements). These Equity Agreements provide vesting schedules, performance metrics, if any, and other material terms of each grant. TTEC and the Compensation Committee of its Board reserve the right, at their discretion, to change the terms of future Equity Agreements and the equity granted thereunder. The use of the RSUs/PRSUs, as part of the annual equity grant, is discretionary and may be substituted, at the discretion of the Compensation Committee of the Board, by other equity instruments in accordance with incentive compensation plans adopted by TTEC Parent from time to time. All grants as part of TTEC Parent equity incentive program are subject to Executive Stock Ownership Guidelines included in this Agreement as Exhibit D.

The Company and TTEC Parent reserve the right, on a going forward to restructure or modify the equity incentive compensation programs available to TTEC executives, including the Executive, subject to the approval of the Compensation Committee.

d.       Incentive Award Size Determination and Payment Timing. The Executive’s actual annual VIP and periodic equity awards are discretionary and are not guaranteed. They are based on a combination of metrics reflecting targets and goals of the business as set-out and annually approved by TTEC CEO and the Board. At present these metrics for the Executive include the (i) TTEC-wide results of operations; (ii) targets specific to the Finance function of TTEC parent, including the annual budget and the management plan; (iii) the Executive’s individual performance against targets set-out by the CEO; and (iv) the Executive’s compliance with the guidelines for TTEC employees’ conduct outlined in TTEC’s Ethics Code. The metrics may change from time to time as determined by the Compensation Committee of the Board.

The timing for the payment of the VIP and equity awards, if any, is determined from time to time (usually annually) by the Compensation Committee of the Board.

e.       Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by him on behalf of the Company in accordance with TTEC expense reimbursement policies.

f.        Services to Subsidiaries. Mr. Semach acknowledges that, as part of his employment responsibilities, he may be required to serve as an officer and/or director (“D&O”) of TTEC subsidiaries, affiliates, and related entities. He hereby agrees to perform such duties diligently and without additional compensation, and to follow TTEC Parent’s direction in the performance of such services. For the duration of such D&O services, TTEC shall maintain appropriate D&O insurance policies for the Executive’s protection in connection with the services. Furthermore, the Executive agrees to resign such D&O roles, if requested to do so by TTEC Parent.

g.       Tax Liability and Withholdings. All compensation and other payments made under this Agreement will be subject to withholding of the federal, state, and local taxes, Social Security, Medicare and other withholdings in such amounts as is reasonably determined by Company. The withholdings taxes due with respect to any equity grants may, at Company’s discretion and in accordance with the relevant equity plans, be deducted directly from the equity being granted or as it vests. The Company shall have the right to take all the actions as it deems necessary to satisfy its and employee’s tax withholding obligations.

3.   Benefits.

a.        Health and Welfare Benefits. Mr. Semach shall be eligible to participate in TTEC health and wellness plans in a manner similar to others at his level of responsibility, including participation for the Executive and his dependents in TTEC group medical, vision, and dental insurance and other welfare plans, as they continue or change from time to time.

b.        Miscellaneous Benefits. The Executive shall be eligible for benefits generally applicable to other senior management employees of the Company, as they are in effect from time to time, including TTEC 401(k) Plan and its Deferred Compensation Plan.

c.        Paid Leave. The Executive shall be eligible to participate in paid time off (“PTO”) and sick leave benefit programs pursuant to the Company’s current time off/leave policy (or any other vacation/sick policy then in effect). The Executive will also be paid for time off for holidays in accordance with the TTEC holiday policy.

4.   Change in ControL

For purposes of this Agreement, “Change in Control” event shall mean the occurrence of any one of the following:

(i)      Any consolidation, merger or other similar transaction (i) involving TTEC Parent, if TTEC Parent is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TTEC Parent would be controlled by another corporation or legal entities not controlled by TTEC Parent;

(ii)     Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TTEC Parent (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of the receiving entity for the Disposition are directly or indirectly (beneficially or otherwise) owned by all or substantially all of the individuals and entities that were the beneficial owners of at least 51% of the outstanding common stock and/or other voting securities of TTEC Parent immediately prior to such Disposition, in substantially the same proportion of total ownership as their ownership immediately prior to such Disposition;

(iii)     Approval by the stockholders of TTEC Parent of any plan or proposal for the liquidation or dissolution of TTEC, unless such plan or proposal is abandoned within 60 days following such approval;

(iv)     The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (“the Exchange Act”)), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 51% or more of the outstanding shares of voting stock of TTEC Parent; provided, however, that for purposes of the foregoing, the term “person” shall exclude Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (1) made directly from TTEC Parent, (2) made by TTEC Parent (directly or through an affiliated company), or (3) made by a TTEC employee benefit plan (or related trust) sponsored or maintained by TTEC Parent or any of its affiliates; or

(v)      If, during any period of 15 consecutive calendar months commencing at any time on or after the Effective Date, those individuals (“Continuing Directors”) who either (1) were directors of TTEC Parent on the first day of each such 15-months period, or (2) subsequently became directors of TTEC Parent and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors who were then members of the TTEC Parent Board of Directors, cease to constitute a majority of the Board of Directors of TTEC Parent.

5.	Termination and Payments, Benefits On Termination.

a.       Termination by Either Party. Except as set forth in Paragraphs 5(c) (termination for Cause), (e) (termination due to death) and (f) (termination due to disability), and subject to provisions of Paragraph 5(j) (constructive termination or good reason), either Party may terminate the employment relationship with 30 days’ written notice to the other. Both parties may mutually agree to a shorter notice period.

b.       Termination by the Company without Cause. Subject to provisions of Paragraph 5(i) (Change in Control termination), upon 30 days written notice, the Company, in its sole discretion, may terminate the Executive’s employment without Cause (as “Cause” is defined in Paragraph 5(g)). Constructive Termination by the Company (as the term is defined in Paragraph 5(j)) constitutes Termination without Cause by the Company for purposes of this Agreement. In case of termination pursuant to this Paragraph 5(b), the Executives shall be entitled to:

(i)      Severance. If Mr. Semach executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit E (attached hereto), releasing all legal claims except for those that cannot legally be released and Mr. Semach continues to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company, then the Company shall pay Mr. Semach severance compensation equal to fifteen (15) full calendar months of his then current Base Salary (“Severance” or “salary continuation”). Salary continuation payments will be made at the Company’s regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

(ii)      Continuation of Benefits. In addition to Severance, the Company shall continue to provide to Executive and to the Executive’s eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in the Company’s, TTEC Parent’s or successor’s benefit plans, TTEC Parent or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

If the Company terminates this Agreement without Cause under this Paragraph 5(b), and the Company pays Mr. Semach the compensation earned as of the effective date of the termination, and provides to Mr. Semach incremental compensation and continuation of benefits on the terms specified in this Paragraph 5(b), the Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Mr. Semach has or may at any time have for compensation, benefits or payments of any kind from the Company or TTEC Parent arising from or relating in whole or part to the Executive’s employment with the Company and/or this Agreement. If the separation agreement and legal release referenced above is not signed within thirty (30) days from the date that such agreement is presented to Mr. Semach (which the Company shall present no later than fifteen (15) days after the effective date of Executive’s termination), then Mr. Semach waives his right to receive any severance compensation pursuant to this Agreement, even if Mr. Semach were to successfully litigate any claim against the Company and/or TTEC Parent.

c.       Termination by the Company for Cause. The Company may terminate this Agreement with no notice for Cause, as that term is defined in Paragraph 5(g), with the Company's only obligation being the payment of any salary and compensation earned as of the date of termination, reimbursement of any reasonable business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policies, and any continuing obligations under the Company benefit plans then in effect, and without liability for severance compensation of any kind, including Severance set forth in Paragraph 5(b).

d.       Termination by Executive. If the Executive terminates this Agreement for any reason, Executive shall be entitled to all compensation fully earned, benefits fully vested as of the last date of employment; and the reimbursement of any reasonable business expenses that the Executive incurred prior to termination. Mr. Semach is not entitled to severance compensation if he terminates his employment with the Company for any reason, except the Good Reason as articulated in Paragraph 5(j). Termination by the Executive for “Good Reason” (as the term is defined in Paragraph 5(j)) shall constitute Termination without Cause by the Company for purposes of this Agreement.

e.       Termination upon Executive’s Death. This Agreement shall terminate immediately upon Executive’s death. Thereafter, the Company shall pay to the Executive’s estate all compensation fully earned, and benefits fully vested as of the last date of Executive’s continuous, full-time active employment with the Company; and will provide the estate with the reimbursement of any reasonable business expenses that the Executive incurred prior to his death in accordance with the Company’s expense reimbursement policies. For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Executive continuously performed his job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”). In case of Executive’s death, the Company shall not be required to pay any form of severance or other compensation concerning or on account of the Executive’s employment with the Company or the termination thereof.

f.        Termination Due to or Following Disability. During the first ninety (90) calendar days after a mental or physical condition that renders Executive unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Executive shall continue to receive his Base Salary pursuant to Paragraph 2(a) of this Agreement. Thereafter, if Executive qualifies for benefits under the Company’s long-term disability insurance plan (the “LTD Plan”), then Executive shall remain on leave for as long as Executive continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long-term Leave Period”). The Long-term Leave Period shall begin on the first day following the end of the Initial Disability Period. During the Long-term Leave Period, Executive shall be entitled to any benefits to which the LTD Plan entitles the Executive, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long-term Leave Period Executive remains unable to perform the essential functions of his position, with or without reasonable accommodation, then the Company may terminate this Agreement and/or Executive’s employment. If the Company terminates this Agreement or Executive’s employment under this Paragraph 6(f), the Company’s payment obligation to Executive shall be limited to all compensation fully earned, reimbursement of all reasonable business expenses that the Executive incurred prior to the separation in accordance with the company’s expense reimbursement policies, and benefits fully vested as of the last date of Executive’s continuous, full-time active employment with the Company.

g.       Definition of “Cause”. For purposes of this Agreement, “Cause” shall have the following meaning:

(i)      Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;

(ii)     Other similar acts of willful misconduct on the part of Executive resulting in damage to TTEC Parent or the Company, including without limitation a material breach by the Executive of the requirements of TTEC Ethics Code that results in a negative publicity for the Company, TTEC Parent or any subsidiary thereof;

(iii)     Failure by the Executive to meet his and/or cause TTEC Parent to meet its agreed performance targets with gaps in performance being significant in the judgement of the TTEC Parent CEO and the Compensation Committee of the Board;

(iv)     A material breach by the Executive of this Agreement;

(v)      Use of any controlled substance or alcohol while performing Executive’s duties, except as part of a TTEC Parent or the Company-sponsored event in connection with a business-related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TTEC Parent and the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;

(vi)     A breach of a fiduciary duty that results in an adverse impact to TTEC Parent or the Company or in personal profit to the Executive (as determined by the Company based on its conflict of interest policies outlined in the TTEC Ethics Code);

(vii)    Use of trade secrets or confidential information of TTEC Parent or the Company, other than in pursuit of TTEC Parent’s business;

(viii)   Aiding any competitor of TTEC Parent, regardless of business segment where the competition may be relevant;

(ix)    Failure by the Executive in the performance of his duties that results in material adverse effect on TTEC Parent or TTEC Parent subsidiary companies;

If the act or acts constituting Cause are susceptible of cure, Company will provide Executive with written notice setting forth the acts constituting Cause and providing that Executive may cure such acts within thirty (30) business days of receipt of such notice. Any recurrence of acts constituting Cause within one (1) year of the original occurrence will void Executive’s right to such pre-termination right to cure.

h.        Continuing Obligations. Mr. Semach shall remain subject to the Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreements”), the non-disclosure, non-solicitation, and non-competition undertakings in this Agreement and in any Equity Agreements, and any other similar agreements executed at any time during his employment, including without limitation this Agreement, all of which survive termination of employment.

i.         Termination In Connection with Change in Control Event. If a Change in Control event occurs, and at any time within twelve (12) months of such Change in Control event’s effective date (“COC Period”) the Company, TTEC Parent, or its successor terminates Executive’s employment without Cause (as that term is defined in Paragraph 5(g)) whether such termination occurs outright or pursuant to a Constructive Termination (as defined in Paragraph 5(j)), the Executive shall be entitled to and the Company, TTEC Parent or its successor shall cause the following to occur:

(i)      Severance. If Executive executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit E (attached hereto), releasing all legal claims except for those that cannot legally be released and agreeing to continue to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company or successor, then the Company shall pay the Executive a lump-sum severance compensation equal to one-and-a-half times (1.50x) of Executive’s Base Salary in effect at the time of such termination (“COC Severance”) within ten (10) business days of the effective date of such Change in Control related termination; provided, however, if the COC Severance payment is due prior to the date that the Company or successor receive a signed and effective separation agreement and release, the payment shall be suspended until the receipt of such signed separation agreement, and then paid as soon as reasonable but in no event later than ten (10) business days after such receipt.

(ii)      Continuation of Benefits. In addition to COC Severance, the Company, TTEC Parent, or successor shall continue to provide to Executive and to the Executive’s eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment, for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in TTEC Parent’s or successor’s benefit plans, TTEC Parent or successor shall otherwise provide such benefits (via lump sum compensation or in kind) on the same after-tax basis as if continued participation had been permitted.

(iii)     Equity Vesting on Change in Control (double trigger). Notwithstanding any vesting schedule provisions contained in Equity Agreements that Executive may hold, any unvested equity that would vest pursuant to these awards on or after the Change in Control event effective date and would otherwise forfeit on termination of employment, shall vest in full as of employment termination date, if such termination occurs during the COC Period.

(iv)     Termination Ahead of Change in Control Event. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment is terminated (actually or pursuant to a Constructive Termination as defined in Paragraph 5(j) of this Agreement) within three (3) months before a Change in Control event occurs, then for purposes of this Agreement, the effective date of Change in Control event shall be deemed to be the date immediately prior to the date of such termination of employment.

j.         "Good Reason" or “Constructive Termination.” Termination by Executive for “Good Reason” or “Constructive Termination” by the Company may be triggered if, without Executive's express written consent, the occurrence of any of the following (in connection with or independent of a Change in Control event):

(i)      Change in Responsibilities. The material adverse change in the Executive’s scope of responsibilities and duties (including the diminution of such duties and responsibilities), or material adverse change in the Executive’s reporting responsibilities or title by the Company, TTEC Parent, or in case of a Change in Control event by their successor. Notwithstanding the foregoing, the change in scope of Executive’s responsibilities, duties or title following the Executive’s failure to meet agreed targets and business objectives for TTEC Parent shall not trigger the right of the Executive to terminate this Agreement for Good Reason nor constitute “Constructive Termination” on the part of the Company.

(ii)     Change in Compensation. Any material reduction by the Company, TTEC Parent or, in case of a Change in Control event by successor, of the Executive’s total compensation package, including material adverse change in the annual salary, the incentive bonus ranges and targets, or the timing of payment of same as compared to the compensation package in effect as of the date hereof or immediately prior to a Change in Control event, as the case may be. Notwithstanding anything in this provision to the contrary, a change in the compensation structure that is consistent with prevailing market trends, as supported by an independent report of a qualified compensation advisor to the Compensation Committee of the Board, the Company or its successor, or temporary compensation reduction due to extraordinary circumstances (e.g., a global pandemic) that do not single out the Executive but are consistent with other similarly situated members of the Executive Committee shall not give rise to a ‘constructive termination’ or ‘termination for good reason’ claim.

(iii)    Change in Location. Any requirement of the Company or successor that Executive be located anywhere more than fifty (50) miles from TTEC parent’s greater metropolitan area of Denver, Colorado headquarter location or the site where the Executive is located at the time of the Change in Control event.

(iv)     Failure to Cause the Assumption of this Agreement. Failure of the Company or TTEC Parent to assign and obtain the assumption of this Agreement from any successor in case of a Change in Control event.

An action taken in good faith and which is remedied by TTEC Parent or successor within fifteen (15) calendar days after receipt of the Executive’s notice thereof shall not constitute Good Reason or Constructive Termination under this Agreement. Executive must provide notice of termination of employment within thirty (30) calendar days of Executive’s knowledge of an event constituting “Good Reason” or such event shall not constitute Good Reason or Constructive Termination under this Agreement.

6.	Non-Disclosure, Non-Competition and Non-Solicitation.

As a senior member of the executive leadership team of TTEC Parent, the Executive is privy to TTEC Parent company wide global business and financial strategy. Therefore, in addition to the provisions of the Confidentiality Agreements that the Executive signed at the time of his original employment with the Company, the Executive in consideration of the employment opportunity and compensation provided hereunder, agrees and covenants during the term of his affiliation with the Company (as an Executive or otherwise in leadership position):

a.        Non-Compete Undertaking. During and for a period of twelve (12) months from separation from TTEC Parent and/or the Company, not to work or otherwise contribute his knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in the company), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the same or substantially similar business as TTEC Parent its subsidiaries and affiliates, including entities providing integrated customer experience technology services to customers through the sale of software, hardware, consulting and other professional services to manage omnichannel CX technology solutions, inclusive of the technology used for contact centers, customer relationship management systems, unified communications, journey orchestration, automation (including artificial intelligence, machine learning and robotic process automation), CX analytics, business intelligence, digital marketing and digital transformation (collectively, “TTEC Business”). The Non-Compete Undertaking shall be limited by the territory where the Executive performs services for the Company and TTEC Parent, as provided in this Agreement. For the avoidance of doubt, the term ‘performs services for’ shall not be limited to ‘works at’ or any other limitation delineating where the Executive performs the actual services, but instead shall relate to the entire territory where the Company and/or TTEC Parent benefit and are reasonable to expect to benefit from the Executive services. Given Mr. Semach’s role as the Chief Financial Officer of TTEC Parent the territory for purposes of this Agreement shall be worldwide. Notwithstanding the foregoing, TTEC understands and acknowledges that Executive’s work or other performance of services, after termination of employment with TTEC, for software and hardware companies as well as cloud services companies that do not specialize in customer experience technology services and/or customer experience business processes (CX services) does not constitute a violation of this Non-Compete Undertaking.

If Executive’s employment is terminated pursuant to provisions of Paragraph 5(i) (Change in Control event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Paragraph, the Executive agrees for the Non-Competition Undertaking to be extended from twelve (12) to fifteen (15) months; and

b.       Executive Non-Solicitation Undertaking. During and for a period of twelve (12) months from separation from TTEC Parent and the Company, the Executive agrees not to solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employees of the Company or TTEC Parent or their subsidiaries and affiliates.

If Executive’s employment is terminated pursuant to provisions of Paragraph 6(i) (Change in Control event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Paragraph, the Executive agrees for the employee Non-Solicitation Undertaking to be extended from twelve (12) to fifteen (15) months; and

c.       Client Non-Solicitation Undertaking. During and for a period of twelve (12) months from separation from TTEC Parent or the Company, the Executive agrees not to solicit or interfere with business relationships between any affiliated company of TTEC Parent and current and prospective (currently actively pursued) clients of companies affiliated with TTEC Parent, or any of its subsidiaries and affiliates, for purposes of offering or accepting goods or services similar to or competitive with those offered by TTEC Parent affiliated companies or any of their subsidiaries and affiliates.

If Executive’s employment is terminated pursuant to provisions of Paragraph 6(i) (Change in Control event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Paragraph, the Executive agrees for the Client Non-Solicitation Undertaking to be extended from twelve (12) to fifteen (1) 5months.

d.       Consequences of Breach. If Executive breaches any of the covenants and undertakings set forth in this Paragraph 6:

(i)      The Executive and those who aid him in such breach shall be liable for all costs and business loses including any damages and out-of-pocket expenses associated with or resulting from such breach;

(ii)      In addition to all other remedies available to the Company and TTEC parent if the Executive breaches the Non-Competition and Non-Solicitation Undertakings set forth in this Section 6, the value of any vested, at the time of the vesting, of the RSU awards that have vested during Executive’s tenure with the Company shall be returned by the Executive back to the Company within 15 (fifteen) days of notice of the aforementioned breach, since the primary purpose of the RSU awards (the Executive’s loyalty to the Company and the honoring of the Non-Competition and Non-Solicitation Undertakings) would not be realized by the Company;

(iii)     TTEC Parent nor the Company shall have any further liabilities to the Executive pursuant to this Agreement, including without limitation no liability for any compensation including equity not yet granted or granted and unvested;

(iv)     The Executive hereby consents and agrees that TTEC Parent and the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

7.   Miscellaneous.

a.       Relationship between this Agreement and Other Company Agreements. In the event of any direct conflict between any term of this Agreement and any other TTEC Parent and/or Company agreement, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control Mr. Semach’s employment.

b.       Successors and Assigns. TTEC Parent, the Company, their successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the merger, acquisition or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company or TTEC Parent. This Agreement shall bind and inure to the benefit of TTEC Parent’s and the Company's successors or assigns. This Agreement is for personal services and Mr. Semach’s may not and shall not assign his rights or obligations hereunder.

c.        IRSC Section 409A.

(i)       Interpretation. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”). It is the Parties’ intention that salary continuation payments under the Agreement will be exempt from the requirements of Section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.

(ii)      Separation from Service; Separate Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit subject to Section 409A, including an exemption from Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, all references to the Executive’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Executive shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Executive. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(iii)     Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Executive’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) and is payable on account of the Executive’s separation from service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to the Executive in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Executive’s “separation from service,” or (ii) Executive’s death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.

(iv)     Reimbursements. With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Semach’s taxable year following the taxable year in which the expenses were incurred.

(v)      Cooperation. If the Parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, the Executive and the Company agree to amend this Agreement, or take such other actions as the Executive and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to the Executive under this Agreement. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

d.       Governing Law and Dispute Resolution.

(i)      Good Faith Negotiation Requirement. Mr. Semach, TTEC Parent and the Company agree that in the event of any controversy or claim arising out of or relating to Mr. Semach’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each Party may consult with counsel in connection with such negotiations.

(ii)     Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.

(iii)     Disputes. The Parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law. In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with Colorado: (v) the Executive is employed, provides services for or otherwise is affiliated with an legal entity headquartered in the state of Colorado; (w) the Executive receives the compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (x) the Executive regularly interacts with, contacts and is contacted by other TTEC and Company employees and executives in Colorado; (y) the Executive either routinely travels to or attends business meetings in Colorado; and (z) the Executive receives substantial compensation and benefits as a result of TTEC Parent being a corporation headquartered in and subject to the laws of Colorado. Based on these and other contacts, the Executive acknowledges that he could reasonably be subject to the laws of Colorado.

e.       Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

f.        Modification of Agreement. This Agreement or any other term or condition of employment may not be modified by word or deed, except in writing signed by the Executive and the Chief People Officer or Chief Executive Officer for TTEC Parent.

g.        Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

h.        Construction. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing. Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

i.        Dodd-Frank and Other Clawback Provisions. Notwithstanding any other provision in this Agreement or in the related Equity Agreements, this Agreement is subject to TTEC Incentive Recoupment Policy promulgated in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and incorporated herein by reference as Exhibit F.

Notwithstanding any other provision in this Agreement or in the relevant Equity Agreements, if Executive materially breaches the requirements of TTEC Ethics Code in a manner that results in a negative publicity to TTEC Parent, the Company or any affiliate thereof then any payments made, or equity awards granted (and equity received pursuant to these awards) for the year(s) when such breach occurred (regardless of when discovered or made public) shall be returned and forfeited.

j.        Greatest Net Benefit.

(i)      Anything in this Agreement to the contrary notwithstanding, in the event that the Executive determines (at his discretion and expense) that the receipt of any payments hereunder would subject the Executive to tax under Internal Revenue Code (the “Code”) Section 4999 or a successor provision, the Executive shall have the option at his discretion to cause TTEC Parent or successor to reduce the payment due to the Executive under this Agreement so that the net (after tax) benefit of the payments to the Executive is maximized (“Reduced Payment Election”). The Executive shall have forty-five (45) calendar days from receipt of notice of the payment due under this Agreement or the payment itself under this Agreement, as the case may be, to advise TTEC Parent or successor of such election.

(ii)      If the Executive accepts the full payment hereunder and thereafter within the period provided above determines that he/she wants to make the Reduced Payment Election, any payments received by the Executive in excess of the amount payable under Reduced Payment Election shall be treated for all purposes as a loan ab initio to the Executive, which the Executive shall repay to TTEC Parent or successor, together with appropriate interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, within sixty (60) days of the Reduced Payment Election.

(iii)    Nothing in this Paragraph 8(j) shall be interpreted to compel the Executive to make the Reduced Payment Election.

k.        Assignment and Assumption of Agreement. Concurrently with any Change in Control event or a business combination that may impact the legal implications of this Agreement, the Company, TTEC Parent shall cause any successor or transferee to assume unconditionally, by written instrument delivered to Executive, all of the obligations of the Company and TTEC Parent hereunder. Failure of the Company or TTEC Parent to obtain such assumption prior to the effectiveness of any Change in Control event or other business combination, shall be a breach of this Agreement and shall constitute Good Reason entitling the Executive to resign, within thirty (30) calendar days of consummation of such Change in Control event or business combination, and receive compensation and benefits as provided in Paragraph 6(i).

l.        Controlling Provisions. The employment arrangement contemplated by this Agreement includes other related documents in addition to this Executive Employment Agreement, some of which are TTEC Parent and the Company’s standard documents not otherwise tailored to this transaction. To the extent any provisions of these related agreements contradict the clear provisions and terms of this Executive Employment Agreement, the provisions of this Agreement shall be controlling.

Mr. Semach acknowledges and agrees that he reviewed and fully understands the terms and provisions of this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to and has had the opportunity to consult with legal counsel about the terms and conditions of this Agreement.

Executive	TTEC Holdings, Inc.

/s/ Dustin J. Semach	/s/ Michael Wellman, Chief People Officer
Date: 11/9/2021	Date: 11/9/2021

List of Exhibits

Exhibit A:     TTEC Ethics Code: How TTEC Does Business

https://www.ttec.com/sites/default/files/how-ttec-does-business-our-ethics-code-for-employees-suppliers-and-partners.pdf

TTEC Executive and Senior Financial Officers Ethics Code

Exhibit B:     TTEC Executive and Senior Financial Officers Ethics Code

https://investors.ttec.com/static-files/1cc30592-98f2-45ff-8679-5ea0dbf24e37

Exhibit C:     Not Used in This Document

Exhibit D:     Executive Stock Ownership Guidelines

Incorporated in this document below

Exhibit E:     Sample Separation and Release Agreement

Incorporated in this document below

Exhibit F:     TTEC Incentive Recoupment Policy

https://investors.ttec.com/static-files/c8d8459a-049e-472a-a3ef-35654486a970

Exhibit C

TTEC Relocation Terms and Repayment Agreement

Exhibit D

To Executive Employment Agreement

Executive Stock Ownership Guidelines

Equity provides the opportunity for the company to further invest in the employees who passionately uphold our values while driving the business with an entrepreneurial spirit. Company leaders who think and act like owners are crucial to our success and encouraging star players to actively participate in company growth is key to building our future together.

When a company’s board of directors, shareholders and employees align their interest in organization’s long- term success, the stage is set for true transformation. To that end, TTEC has adopted Stock Ownership Guidelines to encourage company leaders (vice president-level and above) to align their interests with TTEC and our stockholders and to focus on value creation, while sharing in the company’s success. The following are answers to questions you may have about TTEC’s new Executive Stock Ownership Guidelines.

Executive Stock Ownership Guidelines

Q. Why are we implementing an Ownership Guideline?

A.	The Guidelines are designed to align our senior leaders’ interests with our shareholders’ interest, driving a long-term vision and commitment to creating company value. The Executive Ownership Guidelines are also designed to:

•	Support confidence in company strategy to execute our business transformation

•	Allow us to remain an attractive and competitive choice for executive-level talent by adopting best practices

•	Align executive behavior with external shareholder expectation

•	Drive long-term accountability

•	Enable company success

Q. How much stock should I hold as a company leader?

A.	The new Executive Stock Ownership Guidelines call for TTEC vice presidents and above to hold a multiplier of base compensation in TTEC stock (based on Fair Market Value (FMV) of stock as it trades on NASDAQ). Employees will have five years from the start of this requirement (or promotion into a new role) to meet the holding Guidelines

Q. Do I have to buy TTEC stock to meet this holding Guideline?

A.	TTEC does not expect you to buy TTEC stock to meet the holdings Guidelines, and how you meet them is entirely up to you. Most employees will be able to meet the requirement by holding a portion of their annual equity grant (net of tax), as it vests.

Q. How many shares should I consider holding from each RSU grant to meet the holding Guidelines?

A.	How much you hold from each grant and from each vesting event is entirely up to you. Based on basic modeling, however, we believe that if you hold a percentage of each vesting event from annual Equity Grants (net of tax as indicated in the table below) you should comfortably reach the holding requirement in five years or sooner.

The holding guideline can be satisfied with any stock you hold including:

•	the exercise of options to purchase the company’s common stock

•	the vesting of restricted stock; and

•	the vesting of performance shares.

Executive Level	Guideline of Percentage of Net Shares to Hold
Executive Vice President	75%
Senior Vice President	75%
Group Vice President	50%

Once the holding target is reached, you should maintain it during your entire tenure in the role; and as your role changes be aware of the changes in the holding guidelines as well.

Q.	What happens if I don’t reach my target holding amount within the five-year time frame due to market volatility or amount of my equity awards?

A.	If the actual Equity Grants you receive and/or market price volatility does not allow an employee to reach the target holding level within the required five-year time frame, the company does not expect employees to invest out of pocket. The company expects the Equity Grants you receive to be the source for the holding requirement and we look to you as a leader to exercise a good faith effort to honor the requirements. If the Equity Grants you receive or market volatility creates a challenge, discuss the matter with your supervisor and your HC partner for a practical resolution.

Q.	What if I have a special situation (hardship) that makes maintaining the holding requirement difficult for me?

A.	The Executive Ownership Guidelines is designed to align your interests with the company’s interests and position you to share in our success. If your personal situation makes the compliance with the Ownership Guidelines a hardship, speak to your HC partner and the Executive Committee level executive responsible for your business segment for guidance and support.

Q.	Whom should I contact with questions?

A.	If you have questions, please contact Pam LeMasters, Vice President, Total Rewards via email or by phone at 303.397.8531.

Exhibit E

Executive Employment Agreement

(Sample Severance Agreement and Release of Claims)

[DATE]

PERSONAL & CONFIDENTIAL

[NAME]

[ADDRESS]

Dear [NAME]:

As you have been advised, your employment with TTEC Services Corporation (“TTEC” or “the Company”) will terminate effective the close of business on ____________ (“Termination Date”).  This letter contains a Settlement Agreement and Release of Claims (“Agreement”) intended to resolve any and all disputes arising from your employment and your separation from employment with TTEC on mutually agreeable terms as set forth below.  Please review it carefully, and if it is acceptable to you, sign and return an original copy to TTEC Human Capital Department, 9197 S. Peoria Street, Englewood, Colorado 80112 Attn: Settlement Agreements, either by mail or by hand delivery. If you are 40 or over, you have been provided 21 days from the date of this Agreement to consider whether to enter into this Agreement.

SETTLEMENT Agreement and Release of Claims

This Agreement is made between ______________ (“you”) and TTEC (collectively, the “Parties”). In consideration of the mutual promises and other benefits set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Settlement Payment: Provided that you sign and return this Agreement, and it thereafter becomes effective as described below, you will receive a settlement payment equivalent to ___________________of your base salary, for a total amount of $__________________ (“Settlement Payment”). Payment shall be made in bi-weekly installments in accordance with the Company’s normal payroll schedule, less applicable federal, state, and local taxes and other authorized deductions and shall be started within 15 days of the Termination Date.

2.	Benefits: Your current medical, dental, vision and healthcare flexible spending account coverage (to the extent that you have a positive balance in that account as of today’s date) will be continued until the Termination Date. After the Termination Date, you may continue your existing medical insurance coverage at your own expense pursuant to your rights under federal law (commonly referred to as “COBRA”). You will receive information on COBRA in a later mailing.

3.	Other Compensation Due You: You will receive payment for any salary earned through the date of your separation from the Company, less applicable taxes and authorized or required withholding deductions. You understand that you will be paid your earned wages and commissions, if any, set forth in this paragraph regardless of whether you sign this Agreement.

4.	Reimbursement for Business Expenses: Within five days of the Termination Date, you will provide to the Company expense reports detailing all items, if any, for which you seek reimbursement, and the required supporting documentation for such expenses. If you hold a corporate credit card account, and there is an outstanding amount due and owing on that account, you must submit documentation showing that the account has been paid in full within five days of the Termination Date and understand and agree that if you do not, the Company may withhold any amounts due and owing on that account from the Settlement Payment. Your expense reports and supporting documentation will be subject to the same level of review that all other similar submissions receive from the Company’s Accounting Department. The Company will reimburse you in accordance with its existing policies and procedures. In addition, you will provide supporting documentation for all previously filed expense reports and agree to cooperate with the Company’s Accounting Department to resolve in good faith any issues relating to expenses.

5.	Return and Prohibition of Removal of Company Property and Records. Except as otherwise specifically provided in this Agreement, you shall return all Company property and records on the Termination Date. In the event you fail to return such property or records provided herein, you shall be liable to the Company for the value of all such property and records, and all reasonable costs, including attorneys’ fees, incurred by the Company in recovering such property or records. Company property and records shall include, but is not limited to, cell phones, pagers, BlackBerry devices, tablets, laptops, printers, fax machines, and any Company related document whether in written or electronic form and whether created by you or another person or entity. Company equipment, files or business information of any kind, whether written, electronic, digital, or otherwise, shall not be copied, taken or otherwise used by you without the prior written consent of the Company. In addition, the Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.

6.	Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation. You understand that all terms and conditions of your “Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” (the “Non-Compete Agreement”) and any other applicable employment documents you signed during your employment at TTEC, survive Termination and shall remain in full force and effect.

7.	Acknowledgment: You understand and agree that, absent this Agreement, you would not otherwise be entitled to the payment specified in Paragraph 1. Further, by signing this Agreement, you agree that you are entitled only to the payments described in this Agreement and that you are not entitled to any payments that are not specifically listed in this Agreement, excluding vested rights you may have pursuant to the Company’s 401(k), Stock Option, Restricted Stock Units and Life Insurance plans.

8.	General Release of All Claims: In exchange for the Company’s payments in Paragraph 1, you promise that you will not sue TTEC Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees, or agents. By signing below, you release TTEC Services Corporation, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees or agents (collectively, the “Released Parties”), from any and all claims you may have, known or unknown, that are releasable by private agreement, arising at any time through the date that this Agreement becomes effective, which is eight [8] days after you sign it without revoking it. The release specifically includes and is not limited to:

a.	any and all rights or claims under any of the following laws: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Labor Standards Act of 1938, as amended; the National Labor Relations Act; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Employment Retirement and Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Conscientious Employment Protection Act, the Colorado Anti-Discrimination Act and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation; and

b.	any and all common-law claims such as wrongful discharge, violation of public policy, breach of contract, promissory estoppel, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

c.	any and all claims for any of the following: money damages (including actual, compensatory, liquidated or punitive damages), equitable relief such as reinstatement or injunctive relief, front or back pay, wages, commissions, bonuses, benefits, sick pay, PTO pay, vacation pay, costs, interest, expenses, attorney fees, or any other remedies; and

d.	any and all claims arising under any federal or state "whistleblower" law, including without limitation the Sarbanes-Oxley Act of 2002, the Whistleblower Protection Act, and common-law wrongful discharge in violation of public policy.

9.	Age Waiver for Executive 40 Years Old or More: By signing this Agreement, you acknowledge that:

a.	The General Release in this Agreement includes a waiver and release of all claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.);

b.	You have carefully read, and understand, this Agreement;

c.	You have twenty-one (21) days from the date of this Agreement to consider your rights and obligations under this Agreement and if you elect to sign it sooner, have done so knowingly, voluntarily, and after giving it your due consideration;

d.	You were, and hereby are, advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

e.	You understand that this Agreement is legally binding and by signing it you give up certain rights;

f.	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

g.	You knowingly and voluntarily release the Released Parties from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing this Agreement, and that these payments are in addition to any payments or benefits you would have otherwise received if you did not sign this Agreement;

h.	You have seven (7) days from the date you sign this Agreement to change your mind and revoke your acceptance. To be effective, your revocation must be in writing and tendered to TTEC Corporate Headquarters, Human Capital Department, 9197 S. Peoria Street, Englewood, Colorado 80112 Attn: Settlement Agreements, either by mail or by hand delivery, within the seven (7) day period. If by mail, the revocation must be: 1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested. The Agreement will become effective on the eighth day after you sign it, provided you do not revoke your acceptance. You understand that the Company is not required to make the payments described herein unless and until this Agreement becomes effective; and

i.	You understand that this Agreement does not waive (i) any rights or claims that may arise after this Agreement is signed and becomes effective, which is after the Company’s actual receipt of your signed signature page and after the 7-day revocation period has expired, nor (ii) any claim for indemnification (A) under the organizational documents of the Company, (B) in any director or officer indemnification agreement between you and the Company, (C) required under applicable law, or (D) under any directors’ and officers’ or other insurance policy maintained by the Company.

10.	No Admission of Wrongdoing: By entering into this Agreement, neither you nor the Company nor any of the Released Parties suggest or admit any wrongdoing or violation of law.

11.	No Claims Filed: As a condition of the Company entering into this Agreement, you represent that you have not filed, and do not intend to file, any lawsuit against the Company, or any of the other Released Parties. This Agreement shall not be construed to prohibit you from filing a charge or complaint with the National Labor Relations Board, the Equal Employment Opportunity Commission, or participating in any investigation or proceedings conducted by either entity.

12.	Confidentiality: You agree that the terms of this Agreement are confidential. You also agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor and immediate family members, unless you are compelled to do so by law. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

13.	Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement and understand that if you do not, the Company is entitled to seek damages and injunctive relief.

14.	Entire Agreement: This Agreement, together with the Arbitration Agreement, Agreement to Protect Confidential Information, Assign Inventions and Non-Solicitation (collectively, the "Executive Agreements") constitute the complete understanding between the Parties concerning all matters affecting your employment with the Company, the termination thereof and any ongoing responsibilities. You hereby affirm and will comply with any and all ongoing obligations contained in the Executive Agreements, including obligations relating to confidentiality of Company information and binding arbitration. Moreover, you acknowledge that no promises or representations have been made to induce you to sign this Agreement other than as expressly set forth herein and that you have signed this Agreement as a free and voluntary act.

15.	Severability. If any clause, provision or paragraph of this Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this Agreement, which shall continue to be in full force and effect. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

17.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, excluding its choice of law rules, and shall be binding upon the parties hereto and their respective successors and assigns.

If you agree, please sign and return to the Company as instructed above.

By signing below, you accept
this Agreement and all of
the terms herein.

TTEC Services Corporation

By:	By:

Date:	Date: